Exhibit 12.1

KINDER MORGAN, INC.

COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

(In US$ millions, except ratio of earnings to fixed charges)

The ratios of earnings to fixed charges of Kinder Morgan, Inc. and its consolidated subsidiaries on a historical basis and on a pro forma basis to give effect to the acquisition of Terasen Inc. and the short-term bank loan incurred to finance the cash portion of the consideration for the purchase of Terasen are as follows:

	Historical						Pro Forma Nine Months Ended September 30,
	Year Ended December 31,					Nine Months Ended September 30,
	2000	2001	2002	2003	2004	2005	2005
Earnings:
Income from continuing operations before income taxes, extraordinary gains or losses, equity income and minority interest	$224.6	$169.3	$93.5	$206.4	$243.4	$198.2	$224.5
Add:
Fixed charges	295.0	246.1	188.4	164.2	164.2	137.0	308.6
Distributed income of equity investees	121.2	238.8	314.2	374.6	445.0	395.0	406.5
Less:
Capital Trust Securities requirement (a)	21.9	21.9	21.9	11.0	—	—	—
Capitalized interest from continuing operations	2.6	4.8	1.8	0.6	0.9	0.6	1.5
Capitalized interest from discontinued operations	0.1	—	—	—	—	—	—
Minority interest in pre-tax income of subsidiaries with no fixed charges	2.2	14.8	33.8	41.5	50.4	46.4	46.4
Earnings as adjusted	$614.0	$612.7	$538.6	$692.1	$801.3	$683.2	$891.7
Fixed Charges:
Interest, amortization of debt discount, premium and issuance costs	$243.2	$216.2	$161.9	$150.5	$155.1	$130.5	$296.9
Add:
Capitalized interest from continuing operations	2.6	4.8	1.8	0.6	0.9	0.6	1.5
Capitalized interest from discontinued operations	0.1	—	—	—	—	—	—
Interest expense from discontinued operations	7.2	—	—	—	—	—	—
Estimated interest portion of rental expenses	20.0	3.2	2.8	2.1	8.2	5.9	10.2
Capital Trust Securities requirement (a)	21.9	21.9	21.9	11.0	—	—	—
Fixed Charges	$295.0	$246.1	$188.4	$164.2	$164.2	$137.0	$308.6
Ratio of Earnings to Fixed Charges	2.08	2.49	2.86	4.21	4.88	4.99	2.89

(a)	The expense associated with Kinder Morgan, Inc.’s capital trust securities was included in minority interest prior to the third quarter of 2003. Due to the adoption of Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and the subsequent adoption of Financial Accounting Standards Board Interpretation No. 46 (revised December 2004), Consolidation of Variable Interest Entities, the expense associated with these securities was included in interest expense beginning with the third quarter of 2003.